Exhibit 23.3

上海汇坤律师事务所
Shanghai Huikun Law Firm

To whom it may concern:

We hereby consent to the inclusion of the summaries of the opinion of this firm and to reference to this firm as PRC counsel to Sunity Online Entertainment Limited (the “Company”) under the captions “Risk Factors—Risks Relating to Our Structure and Regulations,” “Risk Factors—Risks Relating to Doing Business in China,” “Taxation—PRC Taxation,” in the registration statement on Form F-1 filed by the Company with the U.S. Securities and Exchange Commission and any amendments to such registration statement, and to the inclusion of the references to our report in the prospectus which is part of said registration statement on Form F-1 and any amendments to such registration statement.

Very truly yours,

Lifeng Weng
Attorney at Law

License No. 092006114943
Shanghai Hui Kun Law Firm

Date: October 9, 2010